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                                                                    EXHIBIT 3.11



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   AXCESS INC.


         AXCESS Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

         RESOLVED, that Article FOURTH, paragraphs (a) and (c)(C)(4) of the Certificate of Incorporation are hereby amended to read in their entirety as follows:

         "FOURTH: (a) the total number of shares of capital stock that the Corporation shall have authority to issue is 21,250,000, consisting of 12,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), $2,250,000 shares of Non-Voting Common Stock, par value $0.01 per share ("Non-Voting Common Stock") and together with the Common Stock, "Common Shares") and 7,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

(c)(C)(4) In addition to any affirmative vote required by law or by this Certificate of Incorporation, the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of both classes of Common Shares, voting together as a single class, shall be required for any increase, reduction or other change in the authorized number of shares of any class of Common Shares. The affirmative vote or written consent specified in the preceding sentence shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage vote may be specified, by law, by the Bylaws of the Corporation or otherwise."

         SECOND: That thereafter, pursuant to a resolution of the Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

         THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

         FOURTH: That the Amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of the State of Delaware.


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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Harry S. Budow, its Chief Executive Officer, and attested by Danny G. Hair, its Secretary, this 9th day of June, 1999.


                                            AXCESS INC.



                                            By: /s/ HARRY S. BUDOW
                                               --------------------------------
                                                    Harry S. Budow,
                                                    Chief Executive Officer




ATTEST:



/s/ DANNY G. HAIR
-------------------------------------------
Danny G. Hair, Secretary